Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Intermediate Municipal Fund, Inc.:

We consent to the use of our report dated February 8, 1999, with respect to the Smith Barney Intermediate Municipal Fund, Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus.



	KPMG  LLP


New York, New York
March 15, 1999